EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is entered into as of April 28, 2014 (“Effective Date”), by and between American Caresource Holdings, Inc., a Delaware corporation (the “Company”), and Dr. Richard Turner (“Employee”).
In consideration of the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
1.    Employment. The Company hereby employs Employee in the capacity of Chairman and Chief Executive Officer of the Company, reporting directly to the Board of Directors of the Company (the “Board”). Employee accepts such employment and agrees to perform such roles and provide such management and other services for the Company as are customary to such offices and such additional responsibilities, consistent with his position as the Company’s Chairman and Chief Executive Officer, as may be assigned to him from time to time by the Board. All employees of the Company shall report, directly or indirectly, to Employee, and Employee shall make (or delegate to others) all employment decisions regarding and with respect to his direct and indirect reports.
2.    Term.
2.1    The employment hereunder shall be for a period commencing on April 29, 2014 (the “Commencement Date”) and ending on the one year anniversary of the Commencement Date (the “Initial Term”), unless earlier terminated as provided in Section 4 or 5. This Agreement shall be automatically renewed for successive one-year periods thereafter, commencing upon the expiration of the Initial Term, unless either party shall have provided written notice not less than ninety days prior to the end of the Initial Term or extension thereof of its election to not permit the renewal of the term, provided in all cases that the term of employment may be earlier terminated as provided in Section 4 or 5. Employee’s employment following the Commencement Date will be on a full-time business basis requiring the devotion of substantially all of his productive business time for the efficient and successful operation of the business of the Company, provided that Company acknowledges Employee has ownership and board of directors’ commitments to the Companies listed on Exhibit D which shall continue, and the Company and Employee shall cooperate to avoid actual conflicts of interest with respect to such interests in accordance with Section 6 of this Agreement.
2.2    Intentionally Omitted.
3.    Compensation and Benefits
3.1    Cash Compensation.
(a)    For the performance of Employee’s duties hereunder following the Commencement Date, the Company shall pay Employee an annual salary in the amount of $300,000 or such greater amount as may be determined by the Board of Directors of the Company (the “Base Compensation”). The Base Compensation shall not be subject to reduction at any time. The Base Compensation shall be paid in installments either every two weeks or twice per month, based on and in accordance with Company’s regular payroll procedures.
(b)    Intentionally Omitted.
3.2    Bonus Plan.
(a)    Employee shall be entitled to participation in the bonus compensation plan further defined in Section 3.2(b). Additional detail of the bonus compensation plan will be provided in written detail to Employee once the bonus compensation plan is adopted by the Board, which will occur within a reasonable time after the Commencement Date. Any bonus or incentive compensation paid to Employee shall be in addition to Base Compensation.

(b)    Employee shall be eligible annually for a bonus in an amount to be determined by the Board of Directors in accordance with the provisions of this paragraph but in no event less than $50,000. The amount of the bonus shall be determined by the Board, based on its reasonable assessment of Employee’s performance and the Company’s performance against appropriate goals established annually by the Board or the Compensation Committee of the Board after consultation with the Employee, prior to the beginning of the period of time from which the performance of the Employee would be evaluated and measured for such bonus. Employee’s bonus, as earned, shall be payable on the later of (i) March 31 of the calendar year following the calendar year for which the bonus was earned, or (ii) upon the issuance of the independent auditors report for the calendar year with respect to which the bonus was earned, provided that in all events such bonus shall be paid no later than December 31 of the calendar year following the calendar year for which the bonus was earned. The first bonus period shall be for the period commencing on the Commencement Date and ending at the last day of the Company fiscal year in which the Commencement Date occurs. Thereafter, the bonus plan period shall be the Company fiscal year or portion thereof.
1.Stock Options and Restricted Stock Grant.
(a)From time to time the Company may grant to Employee options under the Company’s 2009 Equity Incentive Plan (or its successor stock plan) to purchase shares of the Company’s common stock at a stated exercise price per share.
(b)Effective on the date of this Agreement, the Company shall grant to Employee an incentive stock option under the 2009 Equity Incentive Plan to purchase Three Hundred Fifty Thousand (350,000) shares of Common Stock in accordance with the notice of stock option grant and stock option grant attached hereto as Exhibit A (the “Incentive Stock Options”).
(c)Effective on the date of this Agreement, the Company shall grant to Employee Fifty Thousand (50,000) shares of restricted common stock (the “Restricted Stock Units”), subject to repurchase rights of the Company as set forth and defined in the Restricted Stock Agreement to be executed contemporaneously with this Agreement and attached hereto as Exhibit E.
(d)    The Company covenants and agrees to take such further steps as may be necessary to increase the number of shares of common stock reserved for issuance pursuant to the 2009 Stock Option Plan, so as to enable the Incentive Stock Options and the Non-Qualified Stock Options to be issued by the Company to the Employee.
2.Benefits. Employee and his dependents shall be entitled to such medical/dental, disability and life insurance coverage and such 401(k) plan and other retirement plan participation, vacation, sick leave and holiday benefits, if any, and any other benefits as are made available either to Company’s other senior executives or to the Company’s personnel generally, all in accordance with the Company’s benefits program in effect from time to time. The Employee is responsible for paying the employee’s portion of the benefit costs consistent with other relevant employees of the Company. The medical/dental, disability and life benefits provided to Employee under this Section 3.4 shall continue at the Company’s expense for six (6) months after a Termination Event pursuant to Section 4 or Section 5 hereof, except to the extent that Employee receives comparable benefits at a future employer during the six (6) months after the Termination Event, in which case the pertinent benefits from the Company shall end upon Employee’s enrollment in the future employer’s benefit plan.

3.5    Reimbursement of Expenses. Employee shall be entitled to be reimbursed for all reasonable expenses including the cost of travel for business and travel between the Company’s office and Employee’s current place of residence in Richmond, VA, cell phone, Blackberry, business meals and entertainment, incurred by Employee in performing his tasks, duties and responsibilities under Sections 2.1 and 2.2 or otherwise in connection with and reasonably related to the furtherance of the Company’s business. The Company also shall pay directly (or reimburse Employee) for lease costs, gasoline and other operating expenses and maintenance with respect to a vehicle of Employee’s choice. Employee shall submit expense reports and receipts documenting the expenses incurred in accordance with Company policy.
3.6    Dallas Living Expenses. The Company will reimburse the Employee for direct living expenses, including rent, security deposits, utilities, and car expenses (including but not limited to cost of lease, fuel, maintenance, parking, and tolls), in conjunction with the Employee’s residence in Dallas, TX area during his tenure as an employee. If there are extraordinary expenses associated with temporary living expenses, the Company will reimburse the Employee for those expenses with the submission of appropriate justification. The Company shall “gross up” Employee’s wages or expense reimbursements for related taxes to the extent such expenses are includable in Employee’s taxable wages. All such expenses under Sections 3.5 and 3.6 shall be subject to review and approval as requested by the Compensation Committee or other committee as directed by the Board of Directors.
4.    Change of Control.
4.1    In the event of a Change of Control, the Company will promptly pay Employee a lump sum immediately upon Employee’s execution of a Release in the form attached as Exhibit B (whether or not executed by the Company) equal to the sum of his then Base Compensation plus an amount equal to the prior year bonus. The Company shall also pay for Employee’s health insurance benefits for an additional six (6) months for a total of twelve (12) months of Company-paid coverage for Employee.
4.2    As used herein, a “Change of Control” of the Company shall mean any of the following: (i) the acquisition by any person(s) (individual, entity or affiliated or unaffiliated group) in one or a series of transactions (including, without limitation, issuance of shares by the Company or through merger of the Company with another entity) of direct or indirect record or beneficial ownership of 50% or more of the voting power with respect to matters put to the vote of the shareholders of the Company and, for this purpose, the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) or 14(d) of the Securities Exchange Act of 1934 or related rules promulgated by the Securities and Exchange Commission; (ii) the commencement of or public announcement of an intention to make a tender or exchange offer for more than 50% of the then outstanding Shares of the common stock of the Company; (iii) a sale of all or substantially all of the assets of the Company; or (iv) the Board, in its sole and absolute discretion, determines that there has been a sufficient change in the stock ownership of the Company to constitute a change in control of the Company. Notwithstanding the foregoing, the following acquisitions shall not constitute a “Change of Control”: (1) any capital raised by the Company (not used for a redemption of outstanding shares); (2) the closing of any transaction that in good faith may be reasonably characterized as an acquisition of another entity by the Company rather than the other way around; (3) any acquisition closed by the Company during 2014, unless there is a change in beneficial ownership by 75% or more of the voting power with respect to matters put to the vote of the shareholders of the Company; or (4) any acquisition of the Company or its shares by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.
5.    Termination
5.1    Termination Events. The employment hereunder will terminate upon the occurrence of any of the following events (“the Termination Event”):
(a)    Employee dies; or
(b)    The Company, by written notice to Employee or his personal representative, discharges Employee due to the inability to continue to perform the duties previously assigned to him hereunder prior to such injury, illness or disability for a continuous period exceeding 90 days or 180 out of 360 days by reason of injury, physical or mental illness or other disability, which condition has been certified by a physician reasonably acceptable to the Company and Employee; provided, however, that prior to discharging Employee due to such disability, the Company shall give a written statement of findings to Employee or his personal representative setting forth specifically the nature of the disability and the resulting performance failures, and Employee shall have a period of thirty (30) days thereafter to respond in writing to the Company’s findings, whereupon the Board of Directors of the Company shall conduct a reasonable and fair hearing with the Employee and any supporting witnesses and evidence for the Employee to reach a final determination; or
(c)    Employee is discharged by the Company for “Cause”. As used in this Agreement, the term “Cause” shall mean:
(i)    Employee’s final and unappealed conviction of (or pleading guilty or “nolo contendere” to) any felony or a major misdemeanor involving dishonesty or moral turpitude; provided, however, that prior to discharging Employee for Cause, the Company shall give a written statement of findings to Employee setting forth specifically the grounds on which Cause is based, and Employee shall have a period of ten (10) days thereafter to respond in writing to the Company’s findings; or

(ii)    The Employee’s (1) willful and unreasonable failure to perform his substantial and material duties, or (2) substantial and material breach of, or default under, this Agreement or the Proprietary Information and Invention Assignment Agreement (as defined herein). In the case of any of the conditions set forth in this Section 5.1(c)(ii), the Employee shall be given written notice of the intent of the Board of Directors to terminate the Employee’s employment under this paragraph, and shall be permitted thirty (30) days from receipt of such written notice to promptly cure any such breach or default to the reasonable satisfaction of the Board of Directors.

(d)    Employee is discharged by Company other than in accordance with Section 5.1(a)-(c) (a termination “without Cause”), which the Company may do at any time, with at least thirty (30) advance written notice, subject to the full performance of the obligations of the Company to the Employee pursuant to this Agreement; or
(e)    Employee voluntarily terminates his employment due to “Good Reason”, which shall mean (i) a material default by the Company in the performance of any of its obligations hereunder, which default remains uncured by the Company for a period of thirty (30) days following receipt of written notice thereof to the Company from Employee; (ii) a material diminution of the roles, responsibilities, duties, position, title or authority of Employee hereunder; (iii) a requirement that Employee report to any person(s) other than the Board; or (iv) Employee shall not have been elected to, or shall have been involuntarily removed from, the Board; or
(f)    Employee voluntarily terminates his employment without Good Reason, which Employee may do at any time with at least 30 days advance notice.
5.2    Effects of Termination.
(a)    Upon termination of Employee’s employment hereunder for any reason, the Company will promptly pay Employee all amounts owed to Employee through the date of termination (including, without limitation, Base Compensation, bonuses earned as previously communicated by the Company, payments due pursuant to Section 4 of this Agreement, and expense reimbursements). Employee shall be paid for any performance bonus plan then in effect on a pro rata basis for that period of time during the fiscal year in which termination occurs, but such amount, if any shall only be paid at the time a bonus would have been paid under such bonus plan had Employee’s employment not terminated and in an amount commensurate with other senior executives of the Company.
(b)    Unless Section 4 applies (in which case Section 4 will be followed, and not this Section 5.2(b)), and in addition to the amounts required under Section 5.2(a):
(i)    Upon termination of Employee’s employment under Sections 5.1(a), Company shall continue to pay the Base Compensation to the estate of the Employee for a period of six (6) months after such death.
(ii)    Upon termination of Employee’s employment under Section 5.1(b), the Company shall pay Employee, commencing immediately upon such termination of employment, monthly (or biweekly at the Company’s discretion) amounts equal to the then applicable Base Compensation, excluding bonus, for a period of six (6) months after termination.
(iii)    Upon termination of Employee’s employment under Section 5.1(d) or 5.1(e), the Company shall pay Employee, commencing immediately upon the later of such termination of employment or Employee’s execution of a Release in the form attached as Exhibit B (whether or not executed by the Company), monthly (or bi-weekly at the Company’s discretion) amounts equal to the then applicable Base Compensation, excluding bonus, for a period of six (6) months after termination.
(c)    Upon termination of Employee’s employment hereunder pursuant to Sections 5.1(b), 5.1(c), 5.1(d), 5.1(e) or 5.1(f), Employee agrees that for the twelve (12) month period following the Termination Event:
(i)    Employee will not directly, whether as an individual, employee, director, consultant or advisor, or in any other capacity whatsoever other than a passive investor, provide services to any person, firm, corporation or other business enterprise which is involved in the businesses of (A) development, marketing or providing an ancillary healthcare network or repricing engine for ancillary healthcare claims, or (B) development, acquisition, marketing or providing of urgent care centers or related services in direct competition with the Company (“Competitive Engagements”), unless he obtains the Company’s prior written consent.
(ii)    Employee will not knowingly, directly and actively solicit any individual to leave the Company’s then full-time employ, for any reason, to join or be employed by any employer that then employs Employee as an employee, director, consultant or advisor.
(iii)    Employee will not knowingly, directly and actively induce any provider, agent, customer, supplier, distributor, or licensee of the Company to cease doing business with the Company or to breach its agreement with the Company.
(d)    Employee acknowledges that monetary damages may not be sufficient to compensate the Company for any economic loss, which may be incurred by reason of breach of the restrictive covenants set forth in Section 5.2(c). Accordingly, in the event of any such breach, the Company shall, in addition to any remedies available to the Company at law, be entitled to seek equitable relief in the form of an injunction, precluding Employee from continuing to engage in such breach.
(e)    If any restriction set forth in Section 5.2(c) is held to be unreasonable, then Employee and the Company agree, and hereby submit, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable
(f)    Except as required by law, Employee agrees not to make to any person, including but not limited to customers of the Company, any statement that disparages the Company or which reflects negatively upon the Company, including but not limited to statements regarding the Company’s financial condition, its officers, directors, shareholders, employees and affiliates. The Company agrees not to make to any person, including but not limited to customers of the Company, any statement that disparages Employee or which reflects negatively upon Employee, including but not limited to statements regarding his financial condition.
6.    Conflicts of Interest
6.1     Duty to Disclose. Employee will provide the Board with an update on or report on the existence of any actual conflicts of interest. In connection with any actual conflicts of interests, Employee will confidentially disclose the existence of any conflicts of interests, including his financial interest and the minimum about of facts necessary to assess the conflict of interest, to the Board or to any special committees with Board delegated powers considering the proposed transaction or arrangement. If the Board or committee has reasonable cause to believe that Employee has failed to disclose any actual conflict of interest, it shall inform Employee of the basis for such belief and afford Employee an opportunity to explain the alleged failure to disclose.
6.2     Determining Whether a Conflict of Interest Exists. After disclosure of the financial interest and the minimum amount of facts necessary to assess the conflict of interest, and after any discussion with the Employee, Employee shall excuse himself from the Board or committee meeting while the determination of whether a conflict of interest exists is discussed and voted upon. The remaining Board or committee members shall determine whether a conflict of interest exists. Notwithstanding the foregoing, however, prior approval of the Board of Directors shall not be required if the transaction falls below a de minimis threshold established by the Board.
6.3    Addressing Conflict. If the Board determines that Employee has an actual conflict of interest, the Company and Employee shall employ good faith actions to resolve the conflict of interest.
7.    Indemnification; Insurance. The Company will indemnify Employee and make advances to Employee on a current basis, to the fullest extent permitted by law, if Employee is made or threatened to be made a party to a proceeding by reason of being or having been an officer, director or employee of the Company or any of its subsidiaries or affiliates or having served on any other enterprise as a director, officer or employee at the request of or on behalf of the Company. In addition, during Employee’s employment and thereafter (so long as any liability may exist), the Company will maintain directors and officers liability insurance in reasonable amounts as the Board of Directors shall determine, at its sole expense, insuring Employee against expenses, liabilities or losses to which Employee would be entitled to indemnification or reimbursement under the foregoing sentence or otherwise. In no event shall the terms of such insurance be less favorable to Employee than the terms generally applicable to the Company’s executive officers or directors. The obligations in this Section 7 will not be the exclusive arrangement between Employee and the Company with respect to indemnification and advancement of expenses, and will not limit, diminish or affect in any manner any other rights or benefits Employee may have or obtain under any provision of law, the Company’s Certificate of Incorporation or By-Laws, other agreements or otherwise.
8.    General Provisions
8.1    Assignment. Neither party may assign or delegate any of his or its rights or obligations under this Agreement without the prior written consent of the other party.
8.2    Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior written and verbal agreements between the parties.
8.3    Modifications. This Agreement may be changed or modified only by an agreement in writing signed by both parties hereto.
8.4    Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and permitted assigns and Employee and Employee’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join and be bound by the terms and conditions hereof.
8.5    Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of Delaware, and venue and jurisdiction for any disputes hereunder shall be heard in any court of competent jurisdiction in Delaware for all purposes.
8.6    Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.
8.7    Further Assurances. The parties will execute such further instruments and take such further actions as may be reasonably necessary to carry out the intent of this Agreement.
8.8    Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed received by the recipient when delivered personally or, if mailed, five (5) days after the date of deposit in the United States mail, certified or registered, postage prepaid and addressed, in the case of the Company, to its corporate headquarters, attention Board of Directors, and in the case of Employee, to the address shown for Employee on the signature page hereof, or to such other address as either party may later specify by at least ten (10) days advance written notice delivered to the other party in accordance herewith.
8.9    No Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of that provision, nor prevent that party thereafter from enforcing that provision of any other provision of this Agreement.
8.10    Legal Fees and Expenses. The Company shall reimburse Employee for the reasonable attorneys’ fees incurred in connection with the drafting and negotiation of this Agreement up to a maximum of $2,500. In the event of any disputes under this Agreement, each party shall be responsible for their own legal fees and expenses which it may incur in resolving such dispute, unless otherwise prohibited by applicable law or a court of competent jurisdiction.
8.11    Counterparts. This Agreement may be executed by exchange of facsimile signature pages and/or in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

8.12    Insurance on Employee. The Company shall be entitled to obtain and maintain, at the Company’s expense, key person life insurance on the life of the Employee, naming the Company as the beneficiary of such policy. Employee agrees to cooperate with the Company and take all reasonable actions necessary to obtain such insurance, such as taking usual and customary physical examinations and providing true and accurate personal, health related information for any application at no cost to Employee.
8.13    Proprietary Information and Invention Assignment Agreement. The terms of the proprietary information and invention assignment agreement attached hereto as Exhibit C (the “Proprietary Information and Invention Assignment Agreement”) are incorporated herein by reference. If there is any conflict between the terms of the Proprietary Information and Invention Assignment Agreement and the terms of this Agreement, the terms of this Agreement shall prevail.
8.14    Section 409A. It is the intention of the parties that this Agreement comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder (“Section 409A”), and this Agreement will be interpreted in a manner intended to comply with Section 409A. All payments under this Agreement are intended to be excluded from the requirements of Section 409A or be payable on a fixed date or schedule in accordance with Section 409A(a)(2)(iv). Notwithstanding anything in this Agreement to the contrary, in the event that Employee is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and is not “disabled” within the meaning of Section 409A(a)(2)(C), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Employee prior to the date that is six months after the date of Employee’s “separation from service” (as defined in Section 409A and any Treasury Regulations promulgated thereunder) or, if earlier, Employee’s date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of this letter, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A. For purposes of Section 409A, Employee’s right to receive any installment payment pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments.
[Signature Page To Follow]

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement, effective as of the day and year first above written.

AMERICAN CARESOURCE HOLDINGS, INC.:

By:	/s/ John Pappajohn
Name:	John Pappajohn
Title:	Director

EMPLOYEE:

By:	/s/ Dr. Richard Turner
Name:	Dr. Richard Turner
Address:	9 Nomas Lane
Richmond, Virginia 23233

EXHIBIT A
NOTICE OF GRANT OF INCENTIVE STOCK OPTIONS

350,000 shares of Incentive Stock Options

EXHIBIT B
RELEASE
The undersigned individual (“Releasor”), on his own behalf and on behalf of his heirs, beneficiaries and assigns, hereby releases and forever discharges American Caresource Holdings, Inc. and its subsidiaries and all of their respective officers and directors, successors and assigns (collectively, “Released”), both individually and in their official capacities, from any and all liability, claims, demands, actions and causes of action of any type (collectively, “Claims”) which Releasor has had in the past, now has, or might now have, through the date of your execution of this Release, in any way resulting from, arising out of or connected with your employment by American Caresource Holdings, Inc. and its subsidiaries (collectively, “Company”) or its termination or pursuant to any federal, state or local employment law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended (“ADEA”); the Americans with Disabilities Act, as amended).
The Company, on its own behalf and on behalf of the Released, hereby releases and forever discharges the Releasor and his heirs, beneficiaries and representatives and assigns, both individually and in their official capacities, from any and all Claims which it has had in the past, now has, or might now have, through the date of your execution of this Release, in any way resulting from, arising out of or connected with your employment by the Company or its termination. By acceptance of or reliance on this release of Claims by Releasor, the Company promises that neither it nor any of the other Released affiliated with the Company will take any action that is designed, specifically as to you or with respect to a class of similarly situated former employees, to reduce or abrogate, or may reasonably be expected to result in an abridgement or elimination of, any rights of indemnification or contribution available to Releasor, as described above, or under any such policy or policies of directors and officers liability insurance, unless any such abridgement or elimination of rights also is generally applicable to all then-current officers and employees of the Company.
Excluded from the scope of this Release is (i) any claim by Releasor for payment of wages (including salary, bonus, severance, and unused vacation pay or PTO) or reimbursement of expenses or under the terms of any of the Company’s employee qualified and non-qualified benefit plans (including without limitation the Company’s employee pension plan, profit sharing plan, stock option plan or stock ownership plan); (ii) any claim by Releasor for amounts due pursuant to Section 5 of the Employment Agreement entered into between Releasor and the Company; (iii) any claim or right of Releasor under any policy or policies of directors and officers liability insurance maintained by the Company as in effect from time to time; and (iv) any right of or for indemnification or contribution pursuant to contract and/or the Articles of Incorporation or By-Laws (or other charter documents) of the Company that Releasor has or hereafter may acquire if any claim is asserted or proceedings are brought against Releasor including, without limitation, if by any governmental or regulatory agency, or by any customer, creditor, employee or shareholder of the Company, or by any self-regulatory organization, stock exchange or the like, arising out of or related or allegedly related to the undersigned individual being or having been an officer or employee of the Company or to any of his actions, inactions or activities as an officer or employee of the Company. Also excluded from this release are any Claims which cannot be waived by law. By signing this Release you are waiving, however, your right to any monetary recovery should any governmental agency or entity, such as the EEOC or the DOL, pursue any claims on your behalf. Releasor acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, as amended.
The undersigned individual further acknowledges that he has been advised by this writing that: (a) his waiver and release in this Release does not apply to any rights or claims that may arise after the execution date of this Release; (b) that he has the right to consult with an attorney prior to executing this Release; (c) he has up to the entirety of until twenty-one (21) days after the date he received this Release executed by the Company in which to consider this Release (although if the undersigned individual does execute this Release before the end of such twenty-one (21) days, he will also sign the Consideration Period waiver below); (d) he has seven (7) days following his execution of this Release to revoke this Agreement by so notifying the Company; and (e) this Release shall not be effective until the date upon which the this seven (7) day revocation period has expired unexercised (the “Effective Date”), which shall be the eighth day after this Release is executed by the undersigned individual. Upon the lapse of said seven (7) day period without revocation, this Release will have effect retroactively to the date it was signed by the Company.

This Release does not constitute an admission by the Company or by the undersigned individual of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights. This Release is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Release may not be modified or amended except in a writing signed by both the undersigned individual and a duly authorized officer of the Company. This Release will bind the heirs, personal representatives, successors and assigns of both the undersigned individual and the Company, and inure to the benefit of both the undersigned individual and the Company and their respective heirs, successors and assigns. If any provision of this Release is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the state of Texas as applied to contracts made and to be performed entirely within Texas.

	American Caresource Holdings, Inc.	Dr. Richard Turner
By:
Name:
Title:
Date:
Consideration Period Waiver
I, Dr. Richard Turner, understand that I have the right to take at least 21 days to consider whether to sign this Release, which I received on _______, _____. If I elect to sign this Release before 21 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 21-day consideration period.

Dr. Richard Turner
Date:

EXHIBIT C

PROPRIETARY INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

EXHIBIT D
Employee’s Service on the Board of Directors

Employee serves on the Board of Directors of: CNS Response, Inc. (NASDAQ OTCBB: CNSO)

EXHIBIT E
NOTICE OF GRANT OF RESTRICTED STOCK UNITS

50,000 Restricted Stock Units